Exhibit 99.1

NEWS RELEASE
For Release: Tuesday, October 20, 2015, 3:05pm Central Time	Contact: Vascular Solutions, Inc.
James Hennen, CFO
JHennen@vasc.com
(763) 656-4352
Phil Nalbone, VP
PNalbone@vasc.com
(763) 656-4371

VASCULAR SOLUTIONS REPORTS THIRD QUARTER RESULTS

-	Revenue increased 16% to $37 million, matching the top end of guidance
-	Adjusted EPS of $0.27 exceeded the top end of guidance; GAAP EPS of $0.16
-	Raising 2015 revenue guidance to $146 - $147 million, representing an increase of 16% at the midpoint
-	Raising 2015 adjusted EPS guidance to $1.03 - $1.05

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the third quarter ended September 30, 2015.

Worldwide revenue increased 16% from the third quarter of 2014 to $37.0 million, which matched the top end of the company’s revenue guidance range of $36.0 million to $37.0 million. U.S. revenue increased 9% to $29.2 million, while international revenue increased 49% to $7.8 million.

“We are pleased to report another quarter of superior financial results, driven by the excellent clinical performance of our products and the solid execution by our employees and international distribution partners,” said Howard Root, Chief Executive Officer of Vascular Solutions. “We are excited that 2015 is on track to be our 12th consecutive year of greater than 10% growth in product sales, and a number of factors make us upbeat about our long-term outlook. We have a full pipeline of clinically-significant products designed to meet unique needs that are not typically addressed by other companies in our vascular markets. And while we are maintaining our focus on our core products, we also are pleased with the rapid progress of our RePlas™ freeze-dried plasma collaboration with the U.S. Army. Our strong cash flow and balance sheet allow us to fully fund all of our R&D initiatives and at the same time take advantage of any opportunities for distribution agreements and tuck-in acquisitions that we view as synergistic.”

Gross margin for the third quarter was 67.2%, a modest decrease from 67.8% in the year-ago third quarter and a sequential improvement from 66.3% in the second quarter of this year. The year-over-year decline in gross margin resulted from substantial growth in international revenue through the company’s independent distributor network in 2015, which carries a lower gross margin than the company’s direct U.S. sales but relatively equivalent operating margins.

Excluding expenses associated with the Short Kit litigation, adjusted operating earnings in the third quarter were $7.1 million, representing an adjusted operating margin of 19.3%. On a GAAP basis, operating earnings in the third quarter were $4.4 million, representing an operating margin of 11.8%, compared to $5.2 million, or 16.3%, in the year-ago third quarter. The company incurred $2.8 million in legal expenses associated with the Short Kit litigation in the third quarter, compared with $1.5 million in Short Kit legal expenses in the third quarter of 2014.

On an adjusted basis, earnings per diluted share (EPS) in the third quarter was $0.27, which exceeded the top end of the company’s adjusted EPS guidance range of $0.24 to $0.26. On a GAAP basis, third quarter EPS was $0.16 in 2015, compared to $0.15 in the year-ago third quarter.

Third Quarter Revenue by Product

During the third quarter of 2015, the following eight products represented nearly 80% of Vascular Solutions’ worldwide revenue and grew by a combined 15% on a year-over-year basis:

		Third Quarter Revenue ($ in 000s)
Product	Primary Market	2015	2014	% Increase (Decrease)
GuideLiner® catheters	Interventional cardiology	$11,441	$7,832	46%
Pronto® extraction catheters	Interventional cardiology	3,559	4,405	(19%)
Micro-introducer kits	Interventional radiology	3,168	2,730	16%
Vein catheter reprocessing	Phlebology	3,165	2,532	25%
Hemostatic patches	Interventional cardiology	3,039	3,145	(3%)
Radial access products	Interventional cardiology	1,915	1,477	30%
Langston® catheter	Interventional cardiology	1,623	2,012	(19%)
D-Stat® Flowable	Electrophysiology	1,269	1,350	(6%)
Top 8 products		$29,179	$25,483	15%
Total revenue		$36,954	$31,929	16%

Third quarter GuideLiner sales grew by 46% over the third quarter of 2014, with U.S. sales growing by 23% to nearly $6.6 million and international sales increasing by 97% to nearly $4.8 million. “Our Japanese distributor, Japan Lifeline, continues to do an excellent job of building a presence for GuideLiner in Japan, and in Q3 they completed their conversion to the V3 model and completed stocking their extensive distribution pipeline with the additional 5.5F and 7F sizes,” Mr. Root commented. “But even excluding the outstanding contribution from Japan, our international GuideLiner sales grew by 63% and our worldwide GuideLiner sales grew by 33% in the third quarter. Now in its sixth year on the market, GuideLiner continues to grow as we have expanded the product’s clinical and geographic reach. An increasing number of physicians are recognizing the GuideLiner’s important clinical benefits at a time when the number of complex interventional procedures continues to rise substantially.”

Third quarter sales of Pronto were $3.6 million, representing a decline of 19% from the third quarter of 2014. “The market for extraction catheters is mature, with overall market contraction and significant price erosion,” Mr. Root said. “Our Pronto catheters have distinct design features and clinical benefits which make them a leader in this market, but we are realistic in our assessment of this market and are managing our Pronto product line with the expectation that we will continue to see declining sales.”

Third quarter sales of micro-introducer kits grew by 16% over the third quarter of 2014 to $3.2 million. “Vascular Solutions sells a wide variety of micro-introducer kits and in recent years has focused on transitioning to internal manufacturing, cost reductions, and product line expansion,” commented Mr. Root.  “This strategy continued to work very well in the third quarter, resulting in a combination of lower prices for our customers and increased gross margins and higher market share for Vascular Solutions.”

Third quarter revenue from the company’s reprocessing of radiofrequency vein catheters was $3.2 million, up 25% from the third quarter of 2014. “During the third quarter, our VSI sales team and our reprocessing partner Northeast Scientific performed exceptionally well in improving our execution and the efficiency of the reprocessing service, which is reflected in our substantial revenue growth over last year,” commented Mr. Root.  “We view the radiofrequency vein catheter reprocessing service as a $15-$20 million potential annual revenue opportunity, and after three years on the market we are moving gradually toward those levels.”

Third quarter sales of hemostatic patches, primarily D-Stat Dry, were $3.0 million, representing a decline of 3% from the third quarter of 2014. “The U.S. market for hemostatic patches is very price-sensitive and continues to shift away from the femoral artery toward radial artery access,” Mr. Root said. “Our thrombin-based patch products are a leader in the mature market for femoral patches, but these products long-ago stopped being a growth driver for us, and we are now managing their decline while focusing our growth on our newer products that address the rapidly-growing radial artery access market in the U.S.”

During the third quarter, sales of products used in radial artery access catheterizations totaled $1.9 million, an increase of 30% from the third quarter of 2014. “Several years ago Vascular Solutions was early in identifying radial artery access as a substantial U.S. market opportunity and started developing and assembling a portfolio of products that now are resulting in substantial sales growth,” Mr. Root said.  “This strategy is still in its rapid growth phase, and we expect substantial increases in sales of our radial artery access products over the next several years, particularly with our new VSI Radial introducer sheaths.”

Sales of the Langston dual lumen catheter were $1.6 million in the third quarter, which represented a 19% decrease compared to the year-ago third quarter. The year-over-year decline was due to substantially increased sales in the third quarter of 2014 resulting from the re-introduction of the product after a brief prior manufacturing-related product recall. “The reported decline in Langston sales was purely an anomaly of the unusual comparable in 2014,” Mr. Root commented. “With the growth in percutaneous aortic valve replacement procedures, we expect sales of the Langston to continue to grow while it continues to demonstrate impressive and increasing clinical utility.”

Third quarter sales of D-Stat Flowable, a thrombin-based hemostat used to control bleeding in the pectoral pockets created in pacemaker and ICD implants, were $1.3 million, a decrease of 6% from the third quarter of 2014. “We launched D-Stat Flowable back in 2002 and the growth phase of this product has long-since passed,” commented Mr. Root.  “But D-Stat Flowable continues to generate material revenue and provides a unique clinical benefit to the electrophysiology market.”

Financial Guidance

For the full year 2015, Vascular Solutions is raising its guidance for net revenue to a range of $146 million to $147 million. The mid-point of this range represents an increase of more than 16% from net revenue of $126 million in 2014. The company’s previous net revenue guidance range for 2015 was $145 million to $147 million.

Vascular Solutions is also raising its adjusted earnings guidance for the full year 2015 to a range of $1.03 to $1.05 per share. Previously, the company’s 2015 adjusted EPS guidance was $1.00 to $1.04. Included in the company’s revised 2015 earnings guidance are $4.1 million in non-cash stock-based compensation, $1.6 million in amortization of intangibles, between $1.6 million and $1.7 million for the U.S. medical device excise tax, and an assumed 35% tax rate. As previously disclosed, Vascular Solutions is providing 2015 earnings guidance on an adjusted basis excluding the expenses to be incurred in connection with the Short Kit litigation.

For the fourth quarter of 2015, Vascular Solutions is providing guidance for net revenue of between $37.0 million and $38.0 million, which at the mid-point represents growth of approximately 12% from $33.6 million in the fourth quarter of 2014. The company is providing adjusted net earnings guidance for the fourth quarter of 2015 of between $0.26 and $0.28 per fully diluted share. The company’s adjusted net earnings guidance for the fourth quarter of 2015 includes $1.0 million in non-cash stock-based compensation, $400,000 in amortization of intangibles, $400,000 for the U.S. medical device excise tax, and an assumed 36% effective income tax rate.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended the third quarter of 2015 with $40.3 million in cash and cash equivalents, compared to $35.8 million in cash and cash equivalents at June 30, 2015. During the third quarter, the company generated $6.9 million in cash from operations and used $2.8 million for capital expenditures related to building improvements and the purchase of manufacturing, operations, and research and development equipment. The company has no long-term debt.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Tuesday, October 27, 2015, by dialing 888-203-1112 and entering conference ID# 735857.  A recording of the call will also be archived on the Company’s web site, www.vasc.com, until Tuesday, October 27, 2015. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Revenue:
Product revenue	$36,827	$31,766	$108,666	$92,216
License, royalty and collaboration revenue	127	163	449	297
Total revenue	36,954	31,929	109,115	92,513

Product costs and operating expenses:
Cost of goods sold	12,133	10,291	36,089	30,158
Collaboration expenses	15	93	115	125
Research and development	4,932	3,322	13,202	9,839
Clinical and regulatory	1,608	1,196	4,694	3,771
Sales and marketing	8,092	7,327	25,285	22,406
General and administrative	5,000	3,692	13,906	9,282
Medical device excise taxes	402	385	1,172	1,083
Amortization of purchased technology and intangibles	404	410	1,212	1,234
Operating earnings	4,368	5,213	13,440	14,615

Other earnings (expense)	46	(9)	87	(8)
Earnings before income taxes	4,414	5,204	13,527	14,607

Income tax expense	(1,441)	(2,634)	(4,620)	(6,033)
Net earnings	$2,973	$2,570	$8,907	$8,574

Net earnings per share - basic	$0.17	$0.15	$0.52	$0.51
Weighted average shares used in calculating - basic	17,083	16,871	17,049	16,827
Net earnings per share - diluted	$0.16	$0.15	$0.49	$0.49
Weighted average shares used in calculating - diluted	18,072	17,691	17,999	17,642

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2015	2014
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$40,312	$36,461
Accounts receivable, net	18,983	17,105
Inventories	22,475	15,908
Prepaid expenses and other	3,969	5,231
Current portion of deferred tax assets	2,730	3,681
Total current assets	88,469	78,386
Property, plant and equipment, net	33,068	25,665
Goodwill	10,086	10,259
Intangible assets, net	8,867	10,164
Deferred tax assets, net of current portion	2,648	2,894
Total assets	$143,138	$127,368

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$17,653	$13,023

Long-term deferred revenue, net of current portion	48	202
Long-term deferred tax liabilities	817	803
Total long-term liabilities	865	1,005

Shareholders’ equity:
Total shareholders’ equity	124,620	113,340
Total liabilities and shareholders’ equity	$143,138	$127,368

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
NON-GAAP ADJUSTED EARNINGS RECONCILIATION
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

GAAP operating earnings	$4,368	$5,213	$13,440	$14,615

Legal expenses incurred in Short Kit litigation (a)	$2,763	$1,548	$7,466	$2,749

Non-GAAP adjusted operating earnings	$7,131	$6,761	$20,906	$17,364

GAAP net earnings per share - diluted	$0.16	$0.15	$0.49	$0.49

Legal expenses incurred in Short Kit litigation, per share (b)	$0.11	$0.05	$0.28	$0.10

Non-GAAP adjusted net earnings per share - diluted	$0.27	$0.20	$0.77	$0.59

VASCULAR SOLUTIONS, INC.
NON-GAAP ADJUSTED EARNINGS GUIDANCE RECONCILIATION
(unaudited)

	Three Months Ending December 31, 2015	Twelve Months Ending December 31, 2015
Projected GAAP net earnings per share - diluted	$0.16 to $0.18	$0.67 to $0.69
Projected legal expenses incurred in Short Kit litigation (b)	$0.10	$0.36
Projected non-GAAP adjusted net earnings per share - diluted	$0.26 to $0.28	$1.03 to $1.05

(a)	Consisting of legal expenses incurred in connection with the Short Kit litigation. See the company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other recent filings with the Securities and Exchange Commission for details.

(b)	Consisting of legal expenses, net of taxes, incurred or expected to be incurred in connection with the Short Kit litigation.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures. The company’s product line consists of more than 90 products and services that are sold to interventional cardiologists, interventional radiologists, electrophysiologists and vein specialists through its direct U.S. sales force and international independent distributor network.

All listed trademarks are the property of Vascular Solutions, Inc.

Safe Harbor for Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. Those statements include expectations about our future revenues, product line revenues, gross margin, earnings per share, non-cash stock-based compensation, amortization of intangibles, medical device excise taxes, income tax rate, and legal expenses  related to the Short Kit litigation. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, defense of criminal litigation, exposure to potential shareholder litigation, exposure to intellectual property claims and litigation, significant variability in quarterly results, exposure to possible product liability claims, doing business in international markets, the development of new products by others, our reliance on the development of new products and services, constraints or interruptions in production from key suppliers, breaches or other failures of information technology and communications systems, the availability of third party reimbursement, and actions by government regulatory agencies.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we are providing non-GAAP adjusted operating earnings and non-GAAP adjusted earnings per share – diluted for the three and nine months ended September 30, 2014 and 2015 and non-GAAP financial guidance for the quarter and full year ending December 31, 2015, in each case adjusted for the effects of legal fees incurred or expected to be incurred in connection with the Short Kit litigation. We believe that the non-GAAP financial measures presented provide meaningful insight to investors by adjusting for unpredictable events that vary in frequency and magnitude and allowing investors to evaluate our financial performance without the effects of these events. We use non-GAAP financial measures to assess our operating performance and to compare results between periods. We also use non-GAAP financial measures in determining achievement levels under corporate objectives for incentive compensation. The method we use to produce non-GAAP adjusted operating earnings and non-GAAP adjusted earnings per share is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP measures should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as supplemental information in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, the non-GAAP measures presented should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP measures to the comparable GAAP measures, which is attached to this release.

For further information, connect to www.vasc.com.
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